[LETTERHEAD OF HOLME ROBERTS & OWEN]

November 18, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: UQM Technologies, Inc.
Form S-8 Registration Statement
2002 Stock Option Plan

Gentlemen:

This firm has acted as counsel to UQM Technologies, Inc. (the "Company"), in connection with the preparation and filing of its registration statement on Form

S-8 under the Securities Act of 1933, as amended, covering the sale of an aggregate of 1,500,000 shares of the Company's common stock (the "Common Stock"), which may be acquired through participation in the Company's 2002 Stock Option Plan (the "Plan").

We have examined the Company's Articles of Incorporation and Bylaws and the record of its corporate proceedings with respect to the registration statement and have made such other investigation as we have deemed necessary in order to express the following opinion.

The Common Stock, when sold and delivered as contemplated by the Plan and the registration statement, will be legally issued, fully paid and nonassessable.

We hereby consent to all references to this firm in the registration statement and all amendments to the registration statement. We further consent to the use of this opinion as an exhibit to the registration statement.

Very truly yours,

HOLME ROBERTS & OWEN LLP

By:   /s/ NICK NIMMO
        Nick Nimmo, Partner